Exhibit 21.1
VCG Holding Corp.
List of Subsidiaries
December 31, 2008

State of
Name	DBA	Organization
VCG Phoenix Corp. (inactive)		Arizona
VCG-IS, LLC	Imperial Showgirls Gentlemen’s Club	California
Denver Restaurant Concepts LP	PT’s® Showclub	Colorado
Glenarm Restaurant LLC	Diamond Cabaret®	Colorado
Glendale Restaurant Concepts LP	The Penthouse® Club	Colorado
International Entertainment Consultants, Inc.	IEC	Colorado
Stout Restaurant Concepts, Inc.	La Boheme Gentlemen’s Club	Colorado
VCG CO Springs, Inc.	PT’s® Showclub	Colorado
VCG Licensing, Inc. (inactive)		Colorado
VCG Real Estate Holdings, Inc.	VCG Real Estate	Colorado
VCG Restaurants Denver, Inc.	PT’s® All Nude	Colorado
Kenja II, Inc.	PT’s® Showclub	Florida
Kenja Venture, Inc.	PT’s® Showclub	Florida
VCG Restaurant Miami, Inc. (inactive)		Florida
Cardinal Management LP	PT’s® Showclub	Illinois
IRC LP	The Penthouse® Club	Illinois
MRC LP	PT’s® Sports Cabaret	Illinois
Platinum of Illinois, Incorporated	PT’s® Brooklyn	Illinois
RCC LP	Roxy’s	Illinois
Indy Restaurant Concepts, Inc.	PT’s® Showclub	Indiana
Kentucky Restaurant Concepts, Inc.	PT’s® Showclub	Kentucky
Kenkev II, Inc.	PT’s® Showclub	Maine
Kenkev, Inc.		South Carolina
Tennessee Restaurant Concepts, Inc. (inactive)		Tennessee
Classic Affairs, Inc.	Schieks Palace Royal	Minnesota
VCG MN, Inc. (inactive)		Minnesota
Good Cheer, Inc.		North Carolina
Raleigh Restaurant Concepts, Inc.	The Men’s Club®	North Carolina
VCG-FL, LLC (in process of being dissolved)		Rhode Island
Golden Productions JGC Fort Worth, LLC	Jaguar’s Gold Club	Texas
Manana Entertainment, Inc.	Jaguar’s Gold Club	Texas
VCG-BD, LLC (in process of being dissolved)		Texas